Exhibit 99.1

CSP Inc. Reports Fiscal First Quarter 2024 Operating Results; Success of ARIA Zero Trust PROTECT Generates Immediate Interest Among Fortune 50 Companies

Significant Business Momentum of AZT Demonstrated by Recently Awarded Multi-Million Dollar Contract with a Global Pharmaceutical Company

Pace and Number of AZT Evaluations is Increasing as Organizations Seek to Protect Enterprises from Global Cyberattack Threats.

Quarterly Dividend Raised to $0.05 Per Share, Demonstrating Confidence of Sustained Positive Performance

LOWELL, Mass., February 14, 2024 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal first quarter ended December 31, 2023. The Company also announced that the Board of Directors declared and raised the quarterly dividend to $0.05 per share payable March 08, 2024, to shareholders of record on the close of business on February 26, 2024.

Recent Achievements and Operating Highlights

●	Secured multi-million dollar contract for ARIA Zero Trust PROTECT offering with a global pharmaceutical company, increasing the Company’s visibility among the Fortune 50 companies
●	Continued enthusiasm of ARIA Zero Trust PROTECT offering remains high and continues to generate growing interest among small, mid and large scale companies and organizations with OT environments
●	Awarded (renewal) a multi-million five-year service contract to provide IT managed services to south Florida higher education institution providing two- and four-year degrees to the community of South Florida
●	Partnered with a leading cybersecurity advisory firm and reseller, which serves around 6,000 companies worldwide, to drive greater adoption of ARIA Zero Trust PROTECT
●	Continues to maintain a robust balance sheet, enabling the Company to raise the quarterly dividend and leverage its resources to finance certain large customer orders at preferable interest rates

"We are excited with the early success and demand of the ARIA Zero Trust PROTECT offering, surpassing our initial expectations and culminating in the first multi-million dollar contract with a global pharmaceutical corporation,” commented Victor Dellovo, Chief Executive Officer. “We believe the initial achievements of the AZT offering, coupled with high customer satisfaction, are greatly enhancing our reputation and allowing us to compete at the highest level, and among some of the largest companies and organizations in the world as they seek to protect their enterprises from cyberattack threats. We continue to believe this is a significant and game-changing development for the HPP business and remain cautiously optimistic as we move through the fiscal second quarter and second half of the year. Our objective is to continue to build the sales funnel and prioritize leads, which is expected to increase exponentially as we host and attend more industry events to elevate the capabilities of the AZT offering. Additionally, the continued partnership with leading resellers enables us to leverage their knowledge, expertise and reach to further accelerate the adoption of AZT.

We also continue to be pleased with the overall performance of the Technology Solutions business as it secured a five year multi-million dollar managed services renewal contract with a south Florida college, plus an additional five-year option, at prices higher than the renewal.

I believe these recent accomplishments, across both businesses, and the Board’s decision to increase the quarterly dividend demonstrate that we remain positioned to achieve far greater success as the representative dollar value of the new business pipeline is higher today compared to any other time in our Company’s history.”

Exhibit 99.1

Fiscal 2024 First Quarter Results

Revenue for the fiscal first quarter ended December 30, 2023, was $15.4 million compared to revenue of $18.3 million for the fiscal first quarter ended December 31, 2022. The Company had expected to close several orders by the end of the fiscal first quarter, however, these were pushed out due to the holidays and were subsequently signed in the fiscal second quarter. Gross profit for the three months ended December 31, 2023, was $4.1 million, or 26.6% of sales, compared to $5.8 million, or 31.7% of sales. The Company reported a net loss of $(73,000), or $(0.02) per diluted common share for the fiscal first quarter ended December 31, 2023, compared to net income of $1.0 million, or $0.21 per diluted common share for the fiscal first quarter ended December 31, 2022.

The Company had cash and cash equivalents of $25.6 million as of December 31, 2023, compared to cash and cash equivalents of $25.2 million as of September 30, 2023.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today, February 14, 2024, to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster4.com/Webcast/Page/2912/49904. Individuals also may listen to the call via telephone, by dialing 888-506-0062 or 973-528-0011and use the Participant Access Code: 606441 when greeted by the live operator. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to, we continue to believe the initial success with ARIA Zero Trust PROTECT is a significant and game-changing development for the HPP business, our objective is to continue to build the sales funnel and prioritize leads, which is expected to increase exponentially as we host and attend more industry events to elevate the capabilities of the AZT offering, we remain positioned to achieve far greater success as the representative dollar value of the new business pipeline is higher today compared to any other time in our Company’s history.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2023	September 30, 2023

Assets
Current assets:
Cash and cash equivalents	$25,611	$25,217
Accounts receivable, net	11,722	12,955
Financing receivables, net	7,497	7,171
Inventories	6,963	2,542
Other current assets	1,824	2,479
Total current assets	53,617	50,364
Financing receivables due after one year, net	2,453	4,224
Cash surrender value of life insurance	5,390	5,356
Other assets	5,967	5,960
Total assets	$67,427	$65,904

Liabilities and Shareholders’ Equity
Current liabilities	$16,982	$15,659
Pension and retirement plans	1,227	1,251
Other non-current liabilities	2,744	2,846
Shareholders’ equity	46,474	46,148
Total liabilities and shareholders’ equity	$67,427	$65,904

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended
	December 31,	December 31,
	2023	2022
Sales:
Product	$11,407	$14,221
Services	3,968	4,123
Total sales	15,375	18,344

Cost of sales:
Product	9,228	10,771
Services	2,052	1,756
Total cost of sales	11,280	12,527

Gross profit	4,095	5,817

Operating expenses:
Engineering and development	700	836
Selling, general and administrative	3,738	3,617
Total operating expenses	4,438	4,453

Operating (loss) income	(343)	1,364

Other income (expense), net	283	(270)

(Loss) income before income taxes	(60)	1,094

Income tax expense	13	133

Net (loss) income	$(73)	$961
Net (loss) income attributable to common shareholders	$(73)	$906

Net (loss) income per common share - basic	$(0.02)	$0.21
Weighted average shares outstanding – basic	4,432	4,295

Net (loss) income per common share - diluted	$(0.02)	$0.21
Weighted average shares outstanding net income - diluted	4,432	4,328